Exhibit 99.1

NEWS FROM Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. DELIVERS SOLID OPERATING MARGINS ON
HIGHER SALES IN THIRD QUARTER OF FISCAL 2004

PORTLAND, Oregon – January 13, 2004 – Precision Castparts Corp. (NYSE: PCP) maintained its strong operating performance on sequentially increased sales in its results for the third quarter of fiscal 2004 and began the integration of recently acquired SPS Technologies, Inc. (SPS) into its operations.

Precision Castparts Corp. (PCC) reported total sales of $517.6 million in the third quarter of fiscal 2004, an increase of 6.1 percent compared to sales of $487.9 million a year ago.  Consolidated segment operating income in the quarter was $68.2 million, or 13.2 percent of sales, compared to $74.0 million, or 15.2 percent of sales for the third quarter of fiscal 2003.  Since the acquisition of SPS was completed on December 9, 2003, the current quarter’s results include only 19 days of SPS operations.  Various SPS locations were impacted by holiday shutdowns during this short accounting period.  The results for SPS, which included sales of $38.6 million and operating income of $2.4 million, were accretive to earnings per share in the third quarter.

Net income from continuing operations was $29.6 million, or $0.52 per share (diluted, based on 56.9 million shares outstanding), compared with the previous year’s third quarter net income of $38.0 million, or $0.72 per share (diluted, based on 52.6 million shares outstanding).  The reported earnings in the current quarter included a non-recurring, pre-tax charge of $11.2 million, or $0.12 per share (diluted), for the write-off of unamortized bank fees from the early termination of bank credit facilities and termination of an interest rate swap associated with the refinancing of debt in connection with the SPS Technologies Inc. acquisition.  This charge has been reported as other expense in the income statement.

Including discontinued operations, PCC’s net income for the third quarter of fiscal 2004 was $27.8 million, or $0.49 per share (diluted).  Newmans, a PCC Fluid Management Products business classified as held for sale and included in discontinued operations last quarter, was sold in the third quarter of fiscal 2004. In addition, in connection with the SPS acquisition, three businesses – Magnetics,

Mohawk, and Dacar – were classified as held for sale in the quarter, and their results are now included in discontinued operations.

In the third quarter of fiscal 2004, PCC has begun to report financial results in five segments: Investment Cast Products, Forged Products, Fastener Products, Fluid Management Products, and Industrial Products.  Investment Cast Products includes PCC Structurals, PCC Airfoils, and SPS’ former Specialty Materials and Alloys group (Argueso Wax, Cannon-Muskegon, and Greenville Metals).  The new segment, Fastener Products, comprises most of SPS’ former Aerospace Fasteners and Engineered Fasteners groups.  The Industrial Products segment encompasses Advanced Forming Technology, J&L Fiber Services, and Reed-Rico, along with SPS’ tooling business (Hi-Life, Howell Penncraft, and Forming Tool Management). Not affected by the acquisition were the Forged Products segment, which comprises all of the forging businesses of Wyman-Gordon, as well as the hammer forging, machining, and ring-rolling operations added since the November 1999 acquisition of Wyman-Gordon, and the Fluid Management Products segment, which manufactures and services pumps and valves for a wide spectrum of applications.

Investment Cast Products reported operating income of $46.8 million on sales of $254.5 million in the third quarter of fiscal 2004, compared to $48.7 million of operating income on $246.8 million of sales last year.  The addition of SPS’ Specialty Alloys and Materials business contributed $6.6 million of sales and $0.9 million of operating income to these totals.  The segment continued to benefit from military OEM both aerospace- and armament-related platforms and from the military and commercial aftermarket.  In addition, more components from last year’s significant market share gains moved from development to production.  Industrial gas turbine sales were also encouraging as a result of market share gains and initial signs of aftermarket growth.

In the third quarter of fiscal 2004, Forged Products’ sales totaled $118.8 million, with operating income of $15.6 million, versus segment sales of $133.7 million and operating income of $20.7 million a year ago.  This segment continues to achieve solid performance from military programs and market share growth.  Also during the quarter, PCC’s joint venture with FRISA in Monterrey, Mexico, completed customer qualifications and began initial production.  This high technology, cost-effective operation offers significant upside opportunity for market penetration in the years ahead.

Fastener Products reported $30.3 million of sales, with operating income of $1.4 million.  The segment’s results for the quarter include only 19 days of operations, which were also impacted by holiday shutdowns in various locations.  The focus in the quarter centered on clearly defining future synergies and putting the structure in place to position the segment for margin improvement in the fourth quarter of fiscal 2004 and beyond.  Both automotive demand and military aerospace were strong in the quarter, and these trends are expected to continue.

Fluid Management Products sales for the third quarter of fiscal 2004 were $79.9 million, with operating income of $7.4 million.  Third quarter sales improved over the $77.3 million of sales reported in the third quarter of fiscal 2003, while operating income declined from $8.3 million last year.  The decline in the power generation market has exerted downward pressure on Fluid Management Product’s operating margins.  The segment has effectively replaced this higher margin business with lower margin products in different market segments and will continue to identify further cost reduction opportunities going forward.

Sales for Industrial Products totaled $34.1 million in the third quarter of fiscal 2004, with operating income of $4.8 million, compared to $30.1 million of sales and $3.7 million of operating income for the same period last year.  SPS’ precision tool business, which presents significant future synergistic opportunities with PCC’s Reed-Rico tooling operations, represented $1.7 million of sales and $0.1 million of operating income of these totals.  This segment has continued to improve its operating margins over the past two years, moving from 12.3 percent in the third quarter of fiscal 2003 to 14.5 percent this year (14.1 percent, including the SPS businesses).  During the quarter, both Advanced Forming Technology and J&L Fiber Services continued to achieve positive penetration in their target markets and showed encouraging growth as the result of both existing contracts and new product introductions.  In addition, J&L’s rebuild business is continuing to gain traction.

“We are very excited about the many opportunities ahead of us with the SPS acquisition,” said Mark Donegan, PCC’s chairman and chief executive officer.  “Everything we’ve seen so far has solidified our initial thoughts about the significant number of synergies and cost-saving advantages we will be able to achieve, the benefits of which should be apparent as early as the fourth quarter of this fiscal year.

“SPS provides an additional engine for both operating margin enhancement and sales growth over the long term,” Donegan continued.  “As we identify additional cost reduction opportunities in PCC’s base businesses, we will continue to push the combined operations day after day, quarter after quarter, to drive through the cost savings required to maintain our standing as the low-cost supplier across our markets.  As our primary markets recover, PCC will be a very dynamic company, with even greater performance potential.”

Total debt at the end of the third quarter of fiscal 2004 was $1.096 billion, an increase of $457.0 million from the end of the second quarter, reflecting borrowings associated with the acquisition of SPS and the impact of strong cash flows during the quarter.  The Company’s debt-to-total-capitalization ratio at quarter’s end was 39.7 percent.  PCC expects to continue generating strong cash flows, which will be used to reduce debt and further strengthen the Company’s credit profile.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, fluid management, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, fluid management, automotive, pulp and paper, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at PrimeZone Media Network’s website — http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS(1)

(In millions, except per share data)

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Net sales	$517.6	$487.9	$1,469.6	$1,570.7
Cost of goods sold	398.6	368.9	1,129.4	1,199.0
Selling and administrative expenses	50.8	45.0	134.9	139.4
Provision for restructuring(2)	—	—	8.5	11.0
Other expense (income)(3)	11.2	—	11.2	(14.5)
Interest expense, net	12.9	14.1	38.4	43.0
Income before income taxes and minority interest	44.1	59.9	147.2	192.8
Provision for income taxes	14.0	21.6	52.5	70.3
Minority interest in net earnings of consolidated entities	0.5	0.3	0.7	0.3
Net income from continuing operations	29.6	38.0	94.0	122.2
Loss from discontinued operations	1.8	1.8	17.4	18.3
Net income	$27.8	$36.2	$76.6	$103.9

Net income per share from continuing operations - basic	$0.53	$0.73	$1.75	$2.34
Net loss per share from discontinued operations - basic	(0.03)	(0.04)	(0.33)	(0.35)
	$0.50	$0.69	$1.42	$1.99

Net income per share from continuing operations - diluted	$0.52	$0.72	$1.71	$2.31
Net loss per share from discontinued operations - diluted	(0.03)	(0.03)	(0.31)	(0.35)
	$0.49	$0.69	$1.40	$1.96

Average common shares outstanding:
Basic	55.6	52.3	53.8	52.3
Diluted	56.9	52.6	54.9	52.9

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Sales by Segment
Investment Cast Products	$254.5	$246.8	$746.0	$813.3
Forged Products	118.8	133.7	366.9	429.1
Fastener Products	30.3	—	30.3	—
Fluid Management Products	79.9	77.3	228.9	235.0
Industrial Products	34.1	30.1	97.5	93.3
Total	$517.6	$487.9	$1,469.6	$1,570.7

Operating Income (Loss) by Segment
Investment Cast Products	$46.8	$48.7	$137.2	$161.1
Forged Products	15.6	20.7	47.6	61.5
Fastener Products	1.4	—	1.4	—
Fluid Management Products	7.4	8.3	23.4	23.8
Industrial Products	4.8	3.7	13.7	8.2
Corporate expense	(7.8)	(7.4)	(18.0)	(22.3)
Consolidated segment operating income	68.2	74.0	205.3	232.3
Provision for restructuring	—	—	8.5	11.0
Other expense (income)	11.2	—	11.2	(14.5)
Interest expense, net	12.9	14.1	38.4	43.0
Income before income taxes and minority interest	$44.1	$59.9	$147.2	$192.8

(1)   Reported results for the three and nine months ended December 29, 2002 have been restated for discontinued operations.

(2)   During the second quarter of fiscal 2003, the Company recorded charges related to restructuring activities.  These charges principally provided for severance costs associated with downsizing operations throughout the Company.

(3)   The reported earnings in the current quarter included a non-recurring charge for the write-off of unamortized bank fees from the early termination of bank credit facilities and termination of an interest rate swap associated with the refinancing of debt in connection with the SPS Technologies Inc. acquisition.  During the second quarter of fiscal 2003, the Company recorded other income associated with insurance settlements.